EXHIBIT 5


                               OPINION OF COUNSEL



                              March 29, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


     Re: Ralston Purina Company 1996 Incentive Stock Plan and Deferred Compensation Plan for Key Employees

To the Members of the Commission:

This opinion is submitted in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission in respect of 5,000,000 shares of Ralston Purina Common Stock (the "Shares") and $1,000,000 of Deferred Compensation Obligations (the "Obligations") which will be offered to employees of Ralston Purina Company ("Ralston") under the terms of the Ralston Purina Company 1996 Incentive Stock Plan (the "Incentive Stock Plan") and the Ralston Purina Company Deferred Compensation Plan for Key Employees (the "Deferred Plan"), respectively.

I am a member of the bar of the State of Missouri and I serve as Vice President, General Counsel and Secretary of Ralston. In that capacity, I, or lawyers in the Ralston Law Department acting under my supervision, have examined the written documents constituting the Incentive Stock Plan and the Deferred Plan and such other documents and corporate records as I, or they, have deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, it is my opinion that:

(1) Ralston is duly incorporated and validly existing as a corporation under the laws of the State of Missouri.

(2) All necessary corporate proceedings have been taken to authorize the issuance of the Shares and the Obligations being registered pursuant to the Registration Statement, and all such Shares and Obligations issued in accordance with the Incentive Stock Plan and the Deferred Plan, respectively, will be legally issued, fully paid and non-assessable when the Registration Statement shall have become effective and Ralston shall have received therefor the consideration provided in such Plans. The

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     Obligations, when issued, will be valid and binding obligations of Ralston, enforceable against Ralston in accordance with their terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights, and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

(3) The Incentive Stock Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Deferred Plan may be considered to be a "top hat" plan for purposes of ERISA and, if so, that Plan is subject to certain provisions of Parts 1 and 5 of Title I of ERISA relating to reporting and disclosure and administration and enforcement. The provisions of the Deferred Plan comply with the requirements of ERISA pertaining thereto.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to a reference to me and this opinion in the documents constituting a prospectus relating to either the Incentive Stock Plan or the Deferred Plan and meeting the requirements of the Securities Act of 1933, as amended.

                              Very truly yours,


                              /S/ JAMES M. NEVILLE
                              James M. Neville
                              Vice President, General Counsel and
                              Secretary

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